EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-119994) pertaining to the 2004 Omnibus Incentive Compensation Plan, in the Registration Statement (Form S-8 No. 333-143679) pertaining to the Special Deferral Election Plan, in the Registration Statement (Form S-8 No. 333-150989) pertaining to the 2008 Omnibus Incentive Compensation Plan and in the Registration Statements (Form S-3 No. 333-138712 and Form S-3 No. 333-145158) and related Prospectus of DreamWorks Animation SKG, Inc. of our reports dated February 23, 2009 with respect to the consolidated financial statements of DreamWorks Animation SKG, Inc., and the effectiveness of internal control over financial reporting of DreamWorks Animation SKG, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/    ERNST & YOUNG LLP

February 23, 2009

Los Angeles, California